UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2014

ActiveCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53570 (Commission File Number)	87-0578125 (IRS Employer Identification No.)

1365 West Business Park Drive, Orem, Utah 84058
(Address of principal executive offices)

(877) 219-6050
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On September 30, 2014, the Audit Committee of the Board of Directors of ActiveCare, Inc. (the “Audit Committee”), upon the recommendation of ActiveCare, Inc. (the Company) management and after discussions with the Company’s independent registered public accounting firm, concluded that the Company’s consolidated financial statements for the fiscal year ended September 30, 2013 included in its Annual Report on Form 10-K (the “2013 10-K”), as well as the Company’s condensed consolidated financial statements for the fiscal quarters ended December 31, 2013, March 31, 2014 and 2013, and June 30, 2014 and 2013 included in the Company’s Quarterly Reports on Form 10-Q for the periods then ended filed with the Securities and Exchange Commission (the “SEC”), included accounting errors, and should no longer be relied upon.  The Company will amend its 2013 10-K and its 2014 10-Qs and revise, where necessary, financial and related information in those reports through filings with the SEC on or about October 27, 2014 (collectively, the “Amended Reports”).

As will be further described in the Amended Reports, it was determined that the Company’s revenue recognition accounting for chronic illness supplies shipped to distributors should be corrected. Specifically, it was determined that it is better practice to defer revenue recognition until the products are shipped to the end users as opposed to the distributors, even though the distributors had taken title to the products and there were no significant rights of return.  Due to the timing of the revenue recognition, management estimates that 2013 revenue reported in the 2013 10-K was overstated by $5.5 million and 2014 revenue reported in the 2014 10-Qs was understated by $1.2 million for the nine months ended June 30, 2014.  Actual cash flows related to these transactions are not impacted.  The consolidated statements of income included in the Amended Reports will be restated to properly reflect revenue, cost of revenue, gross profit (deficit) and net loss and revisions will be made to the other financial statements and the notes thereto in the Amended Reports.  The Amended Reports may also correct certain other immaterial errors in connection with the restatement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActiveCare, Inc.

By:	/s/ Marc C Bratsman
Marc C Bratsman Chief Financial Officer

Date: October 3, 2014